Exhibit 10.6

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") dated this 13th day of December, 1999 (the "Effective Date") by and between Belmont National Bank, a national banking corporation (the "Bank"), and Belmont Bancorp, an Ohio corporation (the "Holding Co." and collectively with the Bank, the "Employer"), and Wilbur R. Roat ("Employee"). For and in consideration of the parties' material covenants, representations and warranties made herein, the parties agree as follows:

     1. Employment and Duties.

     (a) The Employer hereby employs Employee to serve as the President and Chief Executive Officer of each of the Bank and the Holding Co. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of such position. Employer will report directly to the Board of Directors of each of the Bank and the Holding Co. (referred to individually or collectively, as the context shall require, the "Board"). Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 3 hereof, agrees to devote Employee's full time, attention and efforts to promote and further the business of the Employer.

     (b) Employee shall faithfully adhere to, execute and fulfill all policies established by the Employer, as such policies may be changed from time to time by the Employer.

     2. Compensation. For all services rendered by Employee, the Employer shall compensate Employee as follows:

     (a) Base Salary. The base salary payable to Employee shall be $160,000 per year, payable on a monthly basis in accordance with the Employer's standard payroll procedures. On at least an annual basis, the Employer will review Employee's performance and may make increases to such base salary if, in its discretion, any such increase is warranted.

     (b) Employee Perquisites, Benefits, Annual Bonus and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from the Employer in such form and to such extent as specified below:

          (i) For the services Employee performs during calendar year 2000, the Board shall award to Employee such bonus, if any, as its determines in its judgment to be appropriate. Factors which the Board shall consider in making its determination shall be the Employee's success in improving the quality and performance of the Bank's loan portfolio, including by reducing the number of loans on the Bank's watch list and improving the grading of the loans held in the portfolio. The parties acknowledge and understand that a bonus of from $20,000 to $25,000 is anticipated if the Employee provides exemplary service. Any such bonus shall be payable not later than March 31, 2001.

          (ii) As soon as reasonably practicable, but in no event later than June 30, 2000, the parties shall adopt a mutually acceptable bonus plan which provides for the payment of an annual bonus to Employee for the services he performs during each calendar year, beginning with 2001, based upon the Bank's achievement of a specified return on equity and/or a specified return on assets. Any such bonus shall be payable not later than March 31 of each year following the year for which the Bank's performance is measured.

          (iii) Employee and Employee's dependent family members shall be entitled to participate in the health, hospitalization, disability, dental, life and other insurance plans that the Employer may have in effect from time to time, with benefits provided to Employee under this clause to be at least equal to such benefits provided to executive officers of Employer generally.

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          (iv)  Employee  shall be  reimbursed  all  business  travel  and other out-of-pocket expenses reasonably incurred by Employee in the performance of Employee's services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Employer's expense reporting policy. Any expenses in excess of $3,000 per year in the aggregate shall be approved by the Board.

          (v) Employee shall be entitled to an allowance to lease a Buick Park Avenue or equivalent vehicle, to be replaced every three years during the term of this Agreement.

          (vi) Employee shall be entitled to use of the one of the corporate memberships for Belmont Hills Country Club held by Employer, to be used to promote Employer's business and affairs.

          (viii) Employee shall be entitled to a grant of options to purchase between 50,000 and 75,000 shares of the Holding Co.'s common stock under the Belmont Bancorp 1999 Stock Option Plan Stock for Wilbur Roat, to be adopted by the Board substantially in the form attached hereto as Annex A (the "Plan"). Such options shall have an exercise price equal to the market price of the Holding Co.'s common stock on the date of grant, which shall be as determined by the Board or the committee thereof charged with administering the Plan. Such options shall vest 20% upon grant and in equal 20% increments on each of the first four anniversaries of the date of grant and shall be exercisable for 10 years from the date of grant, subject to earlier termination following the termination of Employee's employment with the Holding Co. as provided in the Plan; provided, however, that (1) if Employer terminates Employee without cause as set forth in paragraph 5(a)(iv), the last day of the Remaining Period (as hereinafter defined) shall be deemed the date of Employee's termination of employment, and (2) upon the occurrence of a Change of Control (as hereinafter defined), all outstanding options held by Employee shall immediately vest.

          (ix) Employee shall be entitled to four weeks of paid vacation per year.

          (x) Employer shall provide Employee with other employee perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other Employer-wide employee benefits as are available from time to time.

     3. Non-Competition Agreement.

     (a) Employee shall not, during the term of Employee's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this paragraph 3.

     (b) In addition, Employee shall not, during the period of Employee's employment with the Employer, and for a period of one year immediately following the termination of Employee's employment under this Agreement (excluding from such computation any time during which Employee is in violation of any provision of this paragraph 3):

          (i) serve as an officer, director, shareholder, owner, partner, joint venturer, consultant or advisor to any bank, savings bank or other financial institution within a 50 mile radius of the Bank's principal office in St. Clairsville, Ohio (except that Employee may hold up to 1% of the capital stock of any such institution);

          (ii) solicit any of Employer's customers except on Employer's behalf;

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          (iii) directly or indirectly  influence any of Employer's employees to terminate their employment with Employer or accept employment with any competitor of the Employer;

          (iv) interfere with any of Employer's business relationships; or

          (v) enter into any business relationship with any of Employer's customers or suppliers, except upon prior approval of the Board after Employee has apprised it of the nature of the relationship proposed to be entered into and the direct or indirect compensation proposed to be received by Employee.

     (c) Because of the difficulty of measuring economic losses to the Employer as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Employer for which they would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Employer in the event of breach by Employee, by injunctions and restraining orders.

     (d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     (e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

     4. Place of Performance. Employee understands that Employee may be requested by the Board to relocate from Employee's present residence to another geographic location in order to more efficiently carry out Employee's duties and responsibilities under this Agreement. In such event, if Employee agrees to relocate, the Employer will pay all relocation costs not in excess of $40,000 to move Employee, Employee's immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to, pre-move visits to search for a new residence, investigate schools or for other purposes; temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur if any relocation costs are not deductible for tax purposes. Subject to the $40,000 limitation on costs to be borne by Employer, the general intent of the foregoing is that Employee shall not personally bear any out-of-pocket cost as a result of the relocation, with an understanding that Employee will use Employee's best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of the Employer and the personal life of Employee and Employee's family.

     5. Term; Termination; Rights on Termination.

     (a) The term of this Agreement shall begin on the Effective Date and continue for three years (the "Term"), unless terminated sooner as herein provided, and shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal; provided, however, that this Agreement will not continue in effect if notice of non-renewal is provided by Employer not less than 30 days prior to the expiration of the then current term. This Agreement and Employee's employment may be terminated in any one of the following ways:

          (i) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

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          (ii)  Disability.  If, as a result of  incapacity  due to  physical or mental illness or injury, Employee shall have been absent from full-time duties hereunder for four consecutive months, then 30 days after receiving written notice (which notice may occur before or after the end of such four month period, but which shall not be effective earlier than the last day of such four month period), the Employer may terminate Employee's employment hereunder provided Employee is unable to resume full-time duties with or without reasonable accommodation at the conclusion of such notice period. Also, Employee may terminate Employee's employment hereunder if Employee's health should become impaired to an extent that makes the continued performance of Employee's duties hereunder hazardous to Employee's physical or mental health or life, provided that Employee shall have furnished the Employer with a written statement from a qualified doctor to such effect and provided, further, that, at the Employer's request made within 30 days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Employer who is reasonably acceptable to Employee or Employee's doctor.

          Employee shall continue to receive from the Employer (whether directly and/or through any disability insurance policy) (1) for the balance of the period that this Agreement would have remained in effect absent such termination for disability (but without any subsequent renewal) (the "Remaining Period") plus a period of six months following the termination of Employee's employment (the "Severance Period" and, together with the Remaining Period, the "Reference Period") the base salary at 70% of the rate being paid to the Employee immediately prior to his termination, payable monthly, (2) if not previously paid, the bonus for the calendar most recently ended prior to the termination of Employee's employment for disability and, for any subsequent year during the Remaining Period, 70% of the bonus that would have been payable had Employee's employment continued, payable by March 31 of the year following the year for which the bonus is calculated, and (3) for the Reference Period, the other benefits specified in paragraph 2.

          (iii) Good Cause. The Employer may terminate the Agreement immediately for good cause in the event that the Employee (1) commits an act of dishonesty, fraud, embezzlement, or breach of trust against the Employer (including any misrepresentation to the Board), or an act which he knows to be in violation of his duties to the Employer, which act is materially injurious to the Employer's business or reputation and is not remedied within 10 days after notice thereof by the Employer; (2) breaches this Agreement or fails to adequately render services or perform his obligations to the Employer, which act or failure is materially injurious to the Employer's business or reputation and is not remedied within 10 days after notice thereof by the Employer; (3) commits acts amounting to gross negligence or willful misconduct which are materially injurious to the Employer's business or reputation and is not remedied within 10 days after notice thereof by the Employer; (4) is convicted of a felony, a crime of moral turpitude or any crime involving the Employer or his duties under this Agreement; or (5) tests positive to the use of any illegal drug; or
     (6) abuses alcohol or any other drug and fails to enter the rehabilitation program or undertake the plan of treatment prescribed by the Board, fails to comply with the conditions of such program or plan of treatment or fails to comply with the maintenance conditions prescribed following such program or plan of treatment. In the event of a termination for good cause, Employee shall have no right to receive any further compensation or benefits hereunder.

          (iv) Without Cause. At any time after the commencement of employment, the Employer or Employee may, without cause, terminate this Agreement and Employee's employment, effective 30 days after written notice is provided to the other.

          Should Employee be terminated by the Employer without cause, then, unless Employee is entitled to compensation under paragraph 5(a)(vi) hereof, Employee shall continue to receive from the Employer (1) for the Reference Period the base salary at the rate being paid to the Employee immediately prior to his termination, payable monthly, (2) if not previously paid, the bonus for the calendar most recently ended prior to the termination of Employee's employment and, for any subsequent year during the Remaining Period, a amount equal to the greater of (A) the bonus that would have been payable had Employee's employment continued or (B) the last bonus earned by Employee prior to his termination without cause, in either case

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     payable by March 31 of the year  following  the year for which the bonus is calculated, and (3) for the Reference Period, the other benefits specified in paragraph 2.

          Except as otherwise provided in paragraph 5(a)(vi), if Employee voluntarily terminates his employment with the Employer, Employee shall receive no further compensation or benefits hereunder.

          (v) Failure to Renew. The termination of Employee's employment by reason of Employer's failure to renew this Agreement shall be treated as a termination by reason of disability, good cause or without cause, as the case may be, and the applicable provisions of this paragraph 5 shall be applied. In such instance, there shall be no Remaining Period, and Reference Period and the Severance Period shall be coextensive.

          (vi) Change of Control. If (A) the Employer terminates the Employee's employment (including by failing to renew this Agreement) within two years following the occurrence of a Change of Control (as hereinafter defined), unless such termination is by reason of the death or disability of Employee or the Employer's termination of Employee for good cause as specified in paragraph 5(a)(iii), or (B) the Employee voluntary terminates his employment (including by failing to renew this Agreement) within six months following the occurrence of a Change of Control, the Employer shall repurchase from Employee his personal residence in the St. Clairsville, Ohio area for the price paid by Employee, and shall pay to Employee, within 90 days after such termination, a lump sum payment equal to 299% of the sum of (1) his annualized base salary at the rate being paid to the Employee immediately prior to the termination of his employment, payable monthly, and (2) the most recent bonus earned by Employee (which, if it has been earned but not paid to Employee for the year most recently ended prior to the termination of Employee's employment, such bonus shall be paid independently (and without reduction) of this lump sum payment).

          A "Change of Control" shall mean:

          (1) either the Bank or the Holding Co. sells or otherwise transfers all or substantially all of its assets to another corporation or other entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then outstanding securities of such other corporation or entity immediately after such transaction is held in the aggregate by the holders of securities of any class or series entitled to vote generally in the election of directors ("Voting Stock") of the Bank or Holding Co. immediately prior to such sale or transaction;

          (2) either the Bank or the Holding Co. is merged, consolidated or reorganized into or with another corporation or other entity, and as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Bank or Holding Co. immediately prior to such transaction;

          (3) any person or group of persons, as defined in Rule 13d-5 of the Rules under the Securities Exchange Act of 1934, as amended ("Group") becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Holding Co.; or

          (4) any person or Group, other than the Holding Co., becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Bank.

     (b) Effect of Termination. Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided herein. All other rights and obligations of the

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Employer and Employee under this Agreement  shall cease as of the effective date of termination, except that the Employer's obligations under paragraph 8 herein and Employee's obligations under paragraphs 3, 6 and 7 herein shall survive such termination in accordance with their terms unless otherwise provided herein.

     (c) Employee recognizes and understands that the Bank must obtain the approval or a waiver of the Comptroller of the Currency and the Holding Co. must obtain the approval or a waiver from the Federal Reserve Bank of Cleveland for Employee's appointment to become effective. Accordingly, notwithstanding anything to the contrary herein contained, if such waivers or approvals are not obtained, Employer may immediately terminate Employer's employment hereunder. In such event, Employee shall be entitled to receive an amount equal to his base salary for a three month period, payable in a lump sum within 30 days after such termination, and Employee shall not be bound by the provisions of paragraph 3(b) at any time following such termination.

     6. Return of Employer Property. All records, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Employer or its representatives or customers which pertain to the business of the Employer shall be and remain the property of the Employer, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Employer which is collected by Employee shall be delivered promptly to the Employer without request by it upon termination of Employee's employment.

     7. Proprietary Information; Trade Secrets. Employee agrees that Employee will not disclose the terms of the Employer's relationships or agreements with its customers or any other proprietary information or trade secrets of either whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

     8. Indemnification. In the event Employee is made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Employer against Employee), by reason of the fact that Employee is or was performing services under this Agreement, then the Employer shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and the Employer are made a party to the same third party action, complaint, suit or proceeding, the Employer agrees to engage counsel, and Employee agrees to use the same counsel, provided that if counsel selected by the Employer shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Employer shall pay all reasonable attorneys' fees of such separate counsel. The Employer shall not be required to pay the fees of more than one law firm except as described in the preceding sentence, and shall not be required to pay the fees of more than two law firms under any circumstances. Further, while Employee is expected at all times to use Employee's best efforts to faithfully discharge Employee's duties under this Agreement, Employee cannot be held liable to the Employer for errors or omissions so long as Employee has acted in good faith and in a manner he reasonably believes to be in the best interests of the Employer.

     9. No Prior Agreements. Employee hereby represents and warrants to the Employer that the execution of this Agreement by Employee and Employee's employment by the Employer and the performance of Employee's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Employer for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Employer based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

     10. Assignment; Binding Effect. Employee understands that Employee has been selected for employment by the Employer on the basis of Employee's personal qualifications, experience and skills. Employee agrees, therefore, that Employee cannot assign all or any portion of Employee's performance under this Agreement.

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Subject to the preceding two sentences,  this  Agreement  shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     11. Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto relating to the subject matter hereof and supersedes any other employment agreements or understandings, written or oral, between the Employer and Employee. This Agreement is not a promise of future employment. Employee has no oral representations, understanding or agreements with the Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Employer and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreement. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Employer and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     12. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

     To The Employer:  Belmont National Bank and Belmont Bancorp
                       154 West Main Street
                       St. Clairsville, OH  43950

     To Employee:      Wilbur R. Roat
                       1755 Creekview Drive
                       Fogelsville, PA 18051

     Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received by means of hand delivery, delivery by Federal Express or other courier service, or by facsimile transmission. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph.

     13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     14. Enforceability. If any provision or part thereof of this Agreement for any reason shall be validly held by an official body to be invalid or unenforceable, the valid and enforceable provisions or parts thereof shall continue to be given effect and bind the Employer and Employee.

     15. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Ohio without regard for its conflicts of laws principles.

     16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Belmont National Bank

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By:
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Name:
       ---------------------------
Title:
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Belmont Bancorp

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By:
       ---------------------------
Name:
       ---------------------------
Title:
       ---------------------------

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Wilbur R. Roat

                                      E-9